Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866


April 24, 2001

Board of Directors
Navellier Variable Insurance Series Fund, Inc.
One East Liberty, Third Floor
Reno, NV 89501

Re: Opinion of Counsel - Navellier Variable Insurance Series Fund, Inc.

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment to a Registration Statement on Form N-1A with respect to Navellier Variable Insurance Series Fund, Inc.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

     1. Navellier Variable Insurance Series Fund, Inc. ("Fund") is an open-end management investment company.

     2. The Fund is created and validly existing pursuant to the Maryland Laws.

     3. All of the prescribed Fund procedures for the issuance of the shares have been followed, and, when such shares are issued in accordance with the Prospectus contained in the Registration Statement for such shares, all state requirements relating to such Fund shares will have been complied with.

     4. Upon the acceptance of purchase payments made by shareholders in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such shareholders will have legally-issued, fully paid, non-assessable shares of the Fund.

     We consent to the reference to our Firm under the caption "Legal Counsel" contained in the Statement of Additional Information which forms a part of the Registration Statement.

     You may use this opinion letter, or a copy thereof, as an exhibit to the Registration.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.

By: /s/RAYMOND A. O'HARA III
    ----------------------------
    Raymond A. O'Hara III